Exhibit 19.1

Insider Trading Policy

Varagon Capital Corporation

insider trading policy

I.
Purpose of the Policy

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions involving Varagon Capital Corporation’s (the “Company”) shares of its common stock (the “Common Stock”) and the handling of confidential information about the Company and the portfolio companies in which it invests.

The Company’s board of directors (the “Board”) has adopted this Policy to promote compliance with federal securities laws that prohibit certain persons who are aware of material nonpublic information about a company from (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. Regulators have adopted sophisticated surveillance techniques to identify insider trading transactions, and it is important to the Company to avoid even the appearance of impropriety.

If you have a question about this Policy or its application to any proposed transaction, you should contact the Company’s Chief Compliance Officer (the “CCO”) for additional guidance

II.
Persons Subject to the Policy

This Policy applies to all directors and officers of the Company.

The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to Immediate Family Members (as defined below), other members of a person’s household and entities controlled by a person covered by this Policy, as described below.

III.
Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Common Stock while in possession of material nonpublic information. Each individual is responsible for making sure that she or he complies with this Policy, and that any Immediate Family Member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy.

In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, or the CCO or any other director of the Company pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

IV.
Statement of Policy

It is the policy of the Company that no director or officer of the Company (or any other person designated by this Policy or by CCO as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly or indirectly, through family members or other persons or entities:

•
engage in transactions with the Common Stock, except as otherwise specified in this Policy under the heading “Transactions under the Distribution Reinvestment Plan”;
•
recommend the purchase or sale of the Common Stock;
•
disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
•
assist anyone engaged in the above activities.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

V. Transactions Subject to the Policy

A. Transactions by Immediate Family Members and Others

This Policy applies to your family members who reside with you, including (i) a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws; (ii) anyone else who lives in your household; and (iii) any family members who do not live in your household but whose transactions in the Common Stock are directed by you or are subject to your influence or control, such as parents or children who consult with you before they engage in a transaction with the Common Stock (collectively referred to as “Immediate Family Members”).

You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they engage in a transaction with the Common Stock, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Immediate Family Members where the purchase decision is made by a third party not controlled by, influenced by or related to you or your Immediate Family Members.

B. Transactions by Entities or Accounts that you Influence or Control

This Policy applies to any entities or accounts that you influence or control, including any corporations, partnerships, trusts or non-discretionary accounts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

C. Transactions under the Distribution Reinvestment Plan

This Policy does not apply to distributions that are reinvested in additional shares of Common Stock pursuant to the Company’s distribution reinvestment plan.

V.
Pre-Clearance and Blackouts

The Company has established additional procedures to assist in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

A.
Quarterly Blackout Periods

You may not conduct any transactions involving the Common Stock (other than as specified by this Policy), during a “Blackout Period” beginning five (5) business days following the end of each fiscal quarter and extending through the second (2nd) business day following the day of the public release of the Company’s net asset value in the Company’s quarterly report on Form 10-Q or the Company’s annual report on Form 10-K, as applicable.

B.
Pre-Clearance Procedures

You may not engage in any transaction in the Common Stock without first obtaining pre-clearance of the transaction from the CCO.

A request for pre-clearance should be submitted to the CCO at least two (2) business days in advance of the proposed transaction. The CCO is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then she or he should refrain from initiating any transaction in the Common Stock and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether she or he may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the CCO.

C.
Event-Specific Blackout Periods

From time to time, an event may occur that is material to the Company and is known by only a few directors or officers of the Company. So long as the event remains material and nonpublic, the persons designated by the CCO may not engage in any transaction with the Common Stock.

In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the CCO, designated persons should refrain from engaging in transactions in the Common Stock even sooner than the typical Blackout Period described above. In that situation, the CCO may notify these persons that they should not engage in any transaction of the Common Stock, without disclosing the reason for the restriction. The existence of an event-specific restriction period or extension of a Blackout Period will not be announced to the Company as a whole and should not be communicated to any other person.

Even if the CCO has not designated you as a person who should not engage any transaction with the Common Stock due to an event-specific restriction, you should not engage any transaction while aware of material nonpublic information.

D.
Exceptions

The quarterly restrictions and event-driven restrictions do not apply to those transactions to which this Policy does not apply, as described above under the heading “Transactions under the Distribution Reinvestment Plan.”

VI.
Section 16 Reporting

A.
Description of these Filings

Section 16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), impose reporting requirements on all directors, 10% shareholders and executive officers (as defined in Section 16 of the Exchange Act) (“Section 16 Reporting Persons”). As a technical matter, the preparation and filing of the required reports are the responsibility of each Section 16 Reporting Person. However, as a practical matter, the Company has adopted procedures to assist with these filings.

B. Reporting Requirements

Report	Reason Filed	Due Date	Additional Information
Form 3 Initial Report	Filed when a person first becomes a Section 16 Reporting Person, reports all company stock owned by the person at that time	Filed via EDGAR within ten calendar days of becoming a Section 16 Reporting Person

Filed via EDGAR

Requires that the Section 16 Reporting Person disclose all Common Stock held by her or his spouse, minor children and any relative living in the insider’s household. This report must be filed even if the reporting person does not own any Common Stock.

Form 4	Filed whenever there is a subsequent acquisition or disposition of shares.	Filed via EDGAR within two business days of the transaction requiring a filing.	A Form 4 also must disclose whether the acquisition or disposition is being made pursuant to a 10b5-1 trading plan, and, if so, must disclose the date of adoption of the trading plan.
Form 5	Filed each year by the Section 16 Reporting Person to report small acquisitions and gifts and to report failures to file previously due reports.	Within 45 days after the end of the Company’s fiscal year	A Form 5 also must disclose whether the acquisition or disposition is being made pursuant to a 10b5-1 trading plan, and, if so, must disclose the date of adoption of the trading plan.

Report	Reason Filed	Due Date	Additional Information

While the following transactions are not required to be reported individualy, Section 16 Reporting Persons are required the results of such exempt transactions on the next Form 4 or 5 required to be filed:

(1)
acquisitions pursuant to dividend or reinvestment plans;
(2)
transactions that change only the form of beneficial ownership; and
(3)
certain transactions by a person who has ceased to be an insider.

VII.
Post-Termination Transactions

This Policy continues to apply to transactions in the Common Stock even after termination of service to the Company.

If an individual is in possession of material nonpublic information when her or his service terminates, that individual may not engage in any transaction with the Common Stock until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Pre-Clearance and Blackouts” above, however, will cease to apply to transactions in the Common Stock upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

VIII.
Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then engage in a transaction with the Common Stock, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the Securities and Exchange Commission, U.S. Attorneys and state enforcement authorities, as well as the laws of foreign jurisdictions.

Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

IX.
Best Practices for Protecting Material Nonpublic Information

Material nonpublic information should be communicated only to those people who need to know it for a legitimate business purpose and who are authorized to receive the information.

The following practices should be followed to help prevent the misuse of material nonpublic information and other types of confidential information:

•
avoid discussing or even speculating about confidential matters in places where you may be overheard by people who are not authorized to receive such information. Do not discuss confidential information with friends, relatives or social acquaintances;
•
always put confidential documents away when not in use. Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know the content of the documents;
•
do not give your computer IDs and passwords to any other person. Password protect computers and log off when they are not in use; and
•
comply with the specific terms of any confidentiality agreements of which you are aware.

X.
Acknowledgement by Directors and Officers

The CCO or her designee will provide a copy of this policy to each director and officer of the Company upon her or his appointment. You will be required to acknowledge that you have received a copy of this policy.

Once each calendar year, as well as each time there is a material amendment to this policy, the CCO or her designee will provide a copy of this policy to each director and officer of the Company. You will be required to acknowledge that you have read and are in compliance with the provisions of this policy.

Adopted: March 8, 2022

Last Amended: March 20, 2024

Insider Trading Policy Certification

This certification is to be signed and returned to the Chief Compliance Officer and will be retained as part of your permanent personnel file.

I hereby certify that I have received a copy of Varagon Capital Corporation’s Insider Trading Policy, read it, and understand that the Insider Trading Policy contains the expectations of Varagon Capital Corporation and its affiliated entities regarding my conduct. Furthermore, I agree to comply with the Insider Trading Policy.

Name (Printed)

Signature

Date

The failure to read and/or sign this acknowledgment in no way relieves you of your responsibility to comply with Varagon Capital Corporation’s Insider Trading Policy.